Exhibit 5.1

[Letterhead of Stoel Rives LLP]

November 14, 2008

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

Ladies and Gentlemen:

We are acting as counsel to Raser Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company and the purchase by Fletcher International, Ltd. (“Fletcher”) of 2,000,000 shares (the “Initial Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), on and subject to the terms and conditions of the Agreement, dated as of November 13, 2008 (the “Agreement”), between the Company and Fletcher, and the issuance by the Company to Fletcher of a warrant (the “Warrant” and together with the Initial Shares and the Warrant Shares (as defined below), the “Investment Securities”) to purchase up to Twenty Million Dollars ($20,000,000) of Common Stock (the “Warrant Shares” and together with the Initial Shares, the “Shares”). The offer and sale of the Shares are being registered pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) on the date hereof, on behalf of the selling security holders named therein (the “Selling Security Holders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. Based on our review and on the assumptions set forth below, we are of the opinion that:

1. The Initial Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2. The Warrant has been duly authorized by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of the Warrant, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3. The Warrant Shares have been duly authorized, and when issued in accordance with the terms of the Warrant upon receipt by the Company of the consideration therefore under the terms of the Warrant, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Stoel Rives LLP

Stoel Rives LLP